Exhibit 10.7
PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE

WEWORK INC.

2021 EQUITY INCENTIVE PLAN

WeWork Inc. (the “Company”) hereby grants to the Grantee, as of the Grant Date, the number of restricted stock units (“RSUs”) each as indicated below under the WeWork Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”). Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan, the Vesting Schedule attached hereto as Exhibit A (the “Vesting Schedule”), or the Performance Restricted Stock Unit Award Agreement attached hereto as Exhibit B (including its exhibits and annexes, the “RSU Award Agreement”).

Grantee:	[Full Name]
Grant Date:	[Month Day, Year]
Maximum Number of RSUs:	[Number]
Vesting:
Subject to Section 4 of the RSU Award Agreement, RSUs will become vested in accordance with the Vesting Schedule. RSUs that have vested in accordance with the Vesting Schedule will be referred to as “Vested RSUs,” and the applicable date on which an RSU becomes a Vested RSU is referred to as its “Vesting Date.”

Additional Terms & Acknowledgement:
The Grantee and the Company agree that the RSUs are granted under and governed by this Grant Notice and by the provisions of the Plan, the Vesting Schedule and the RSU Award Agreement. The Plan, the Vesting Schedule and the RSU Award Agreement are incorporated herein by reference. The Grantee acknowledges receipt of a copy of this Grant Notice, the Plan, the Vesting Schedule and the RSU Award Agreement, represents that the Grantee has carefully read and is familiar with their provisions, and hereby accepts the RSUs subject to all of their respective terms and conditions. Notwithstanding anything in the prior sentence, if the Grantee has not actively accepted the RSUs within ninety (90) days of the Grant Date, the Grantee is deemed to have accepted the RSUs, subject to all of the terms and conditions in this Grant Notice, the Plan, the Vesting Schedule and the RSU Award Agreement.
This Grant Notice may be executed and delivered electronically whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By the Grantee’s acceptance hereof (whether written, electronic or otherwise), the Grantee agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, the Grantee accepts the electronic delivery of any documents that the Company (or any third party the Company may designate), may deliver in connection with this grant (including the Plan, this Grant Notice, the Vesting Schedule, the RSU Award Agreement, legally required notices, account statements, or other communications or information) whether via the Company’s intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by the Company.

*    *    *    *    *

WEWORK INC.
By
Name:
Title:
Date:

By clicking the applicable acceptance box on the Shareworks platform, or any successor or replacement platform or system thereto, the Grantee agrees to all of the terms and conditions described in this Grant Notice, the Vesting Schedule, the RSU Award Agreement and the Plan.

ATTACHMENTS:
Exhibit A – Vesting Schedule for Performance Restricted Stock Unit Grant
Exhibit B – Performance Restricted Stock Unit Award Agreement

EXHIBIT A
Vesting Schedule FOR
PERFORMANCE Restricted Stock Unit GRANT

WEWORK INC.

2021 EQUITY INCENTIVE PLAN
I.    Earned RSUs
All or a portion of the RSUs shall become earned and eligible to become Vested RSUs (“Earned”) based on the achievement of Performance Goal 1 and/or Performance Goal 2 (each, a “Performance Goal”) at the Minimum, Partial, Target, or Maximum threshold level, as set forth in Charts I and II below. If both Performance Goals are achieved at one or more threshold levels, the achievement that results in the greater number of RSUs becoming Earned will apply for purposes of determining the portion of the RSUs that become Earned and which will become Vested RSUs in accordance with Section II below, and no additional RSUs will become Earned until the Company achieves a higher level of achievement of Performance Goal 1 or Performance Goal 2, as applicable. For example, if Performance Goal 1 is achieved at the Target level and Performance Goal 2 is achieved at the Minimum level, then Performance Goal 1 will apply for purposes of determining the number of RSUs that become Earned (two-thirds, in this scenario), and no additional RSUs will become Earned until Performance Goal 1 or Performance Goal 2 is achieved at the Maximum level. The Administrator shall certify the achievement of a Performance Goal in writing promptly following such achievement. If any portion of the RSUs have not become Earned by December 31, 2024, that portion of the RSUs will be forfeited.

CHART I—Performance Goal 1
Threshold Level	Performance Goal 1	# RSUs Earned
Minimum	$0.8 billion ≤ Unlevered Operating Free Cash Flow < $1.0 billion	One-third of the Maximum Number of RSUs, rounded down to the nearest whole RSU.
Target	$1.0 billion ≤ Unlevered Operating Free Cash Flow < $1.3 billion	An additional one-third of the Maximum Number of RSUs, rounded down to the nearest whole RSU.
Maximum	$1.3 billion ≤ Unlevered Operating Free Cash Flow	The remaining one-third of the Maximum Number of RSUs, rounded up to the nearest whole RSU.

CHART II—Performance Goal 2
Threshold Level	Performance Goal 2	# RSUs Earned
Minimum	$14.53 ≤ Share Price < $18.16	One-sixth of the Maximum Number of RSUs, rounded down to the nearest whole RSU.
Partial	$18.16 ≤ Share Price < $24.21	An additional one-sixth of the Maximum Number of RSUs, rounded down to the nearest whole RSU.
Target	$24.21 ≤ Share Price < $30.26	An additional one-third of the Maximum Number of RSUs, rounded down to the nearest whole RSU.
Maximum	$30.26 ≤ Share Price	The remaining one-third of the Maximum Number of RSUs, rounded up to the nearest whole RSU.

II.    Vested RSUs
Any portion of the RSUs that becomes Earned based on Charts I and II (such portion, an “Earned Portion”) shall become Vested RSUs when the service conditions set forth in Charts III and/or IV below are met. For the avoidance of doubt, an Earned Portion shall become Vested RSUs on the earliest possible date in Chart III or Chart IV, based on the applicable Performance Goal achievement, and shall then be settled in accordance with Section 3 of the RSU Award Agreement.

CHART III
When Performance Goal 1 Is Achieved	Service Condition
Performance Goal 1 is achieved on or before December 31, 2022.	50% of the Earned Portion resulting from the achievement of such Performance Goal shall become Vested RSUs on March 31, 2023 and the remaining 50% of such Earned Portion shall become Vested RSUs on March 31, 2024, in each case: (A) disregarding any portion of the Earned Portion that became Vested RSUs, or shall become Vested RSUs, as of an earlier date due to the satisfaction of a Performance Goal; and (B) subject to Grantee’s continued employment or services through each applicable date (unless otherwise provided in Section 4 of the RSU Award Agreement).
Performance Goal 1 is achieved between January 1, 2023 and December 31, 2023 (inclusive of such dates).	100% of the Earned Portion resulting from the achievement of such Performance Goal (but disregarding any portion thereof that became Vested RSUs, or shall become Vested RSUs, as of an earlier date due to the satisfaction of a Performance Goal) shall become Vested RSUs on March 31, 2024, subject to Grantee’s continued employment or services through such date (unless otherwise provided in Section 4 of the RSU Award Agreement).
Performance Goal 1 is achieved between January 1, 2024 and December 31, 2024 (inclusive of such dates).	100% of the Earned Portion resulting from the achievement of such Performance Goal (but disregarding any portion thereof that became Vested RSUs, or shall become Vested RSUs, as of an earlier date due to the satisfaction of a Performance Goal) shall become Vested RSUs on March 31, 2025, subject to Grantee’s continued employment or services through such date (unless otherwise provided in Section 4 of the RSU Award Agreement).

CHART IV
When Performance Goal 2 Is Achieved	Service Condition
Performance Goal 2 is achieved only at the Minimum level (and not at the Partial, Target, or Maximum level) on or before December 31, 2022.	100% of the Earned Portion resulting from the achievement of such Performance Goal shall become Vested RSUs on December 31, 2022, subject to Grantee’s continued employment or services through such date (unless otherwise provided in Section 4 of the RSU Award Agreement).
Performance Goal 2 is achieved at the Partial, Target, or Maximum level on or before December 31, 2022.	50% of the Earned Portion resulting from the achievement of such Performance Goal shall become Vested RSUs on December 31, 2022, and the remaining 50% of such Earned Portion shall become Vested RSUs on December 31, 2023, in each case: (A) disregarding any portion of the Earned Portion of RSUs that became Vested RSUs, or shall become Vested RSUs, as of an earlier date due to prior satisfaction of a Performance Goal; and (B) subject to Grantee’s continued employment or services through each applicable date (unless otherwise provided in Section 4 of the RSU Award Agreement).
Performance Goal 2 is achieved between January 1, 2023 and December 31, 2023 (inclusive of such dates).	100% of the Earned Portion resulting from the achievement of such Performance Goal (but disregarding any portion thereof that became Vested RSUs, or shall become Vested RSUs, as of an earlier date due to prior satisfaction of a Performance Goal) shall become Vested RSUs on December 31, 2023, subject to Grantee’s continued employment or services through such date (unless otherwise provided in Section 4 of the RSU Award Agreement).
Performance Goal 2 is achieved between January 1, 2024 and December 31, 2024 (inclusive of such dates).	100% of the Earned Portion resulting from the achievement of such Performance Goal (but disregarding any portion thereof that became Vested RSUs, or shall become Vested RSUs, as of an earlier date due to prior satisfaction of a Performance Goal) shall become Vested RSUs on December 31, 2024, subject to Grantee’s continued employment or services through such date (unless otherwise provided in Section 4 of the RSU Award Agreement).

III.    Definitions
Definitions for Performance Goal 1
“Unlevered Operating Free Cash Flow” shall mean Adjusted EBITDA Excluding Non-Cash GAAP Straight-Line Lease Cost and Amortization less Net Capital Expenditures, in each case, measured for the trailing four calendar quarters as of the measurement date. Unlevered Operating Free Cash Flow shall be measured on a quarterly basis as of the last day of each calendar quarter.
“Adjusted EBITDA Excluding Non-Cash GAAP Straight-Line Lease Cost and Amortization” shall mean net loss before income tax (benefit) provision, interest and other (income) expense, depreciation and amortization expense, stock-based compensation expense, expense related to stock-based payments for services rendered by consultants, income or expense relating to the changes in fair value of assets and liabilities remeasured to fair value on a recurring basis, expense related to costs associated with mergers, acquisitions, divestitures and capital raising activities, legal, tax and regulatory reserves or settlements, significant non-ordinary course asset impairment charges and, to the extent applicable, any impact of discontinued operations, restructuring charges, and other gains and losses on operating assets. This figure also excludes the impact of non-cash GAAP straight-line lease cost and amortization of lease incentives.
“Net Capital Expenditures” shall mean the gross purchases of property and equipment, as reported in “cash flows from investing activities” in the consolidated statements of cash flows, less cash collected from landlords for tenant improvement allowances, as reported in the “supplemental cash flow disclosures” schedule in the cash flow statement.
Definitions for Performance Goal 2
“Share Price” shall be measured on a continuous basis during the period beginning on the first day after the nine-month anniversary of the Applicable Event Date and ending on December 31, 2024, and shall mean the volume-weighted average price of one share of the Company’s Common Stock over the preceding 90 consecutive calendar day period that ends on such measurement date, as reported by Bloomberg.
“Applicable Event Date” means October 20, 2021.
IV.    Administrator Authority
The Administrator may, in its sole discretion, provide that any evaluation of performance under a Performance Goal shall include or exclude any of the following items or events that occur during the relevant measurement period: (i) the effects of charges for restructurings, discontinued operations, or unusual or infrequently occurring items, (ii) items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle, (iii) litigation, claims, judgments, settlements or loss contingencies, (iv) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, and/or (v) any other items of significant income or expense which are determined to be appropriate adjustments.
The Administrator shall have the authority (x) to equitably adjust the number of RSUs underlying the Earned Portion of the RSUs if it determines on or prior to the two-year anniversary of the date on which the RSUs were previously deemed Earned that a Performance Goal was erroneously determined to be achieved (or not to be achieved), and (y) to require that Grantee return any Shares that would not have been issued but for such erroneous determination (or an amount in cash equal to the Fair Market Value of such Shares if the Grantee has already disposed of such Shares).

EXHIBIT B
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

WEWORK INC.

2021 EQUITY INCENTIVE PLAN

This Performance Restricted Stock Unit Award Agreement (this “RSU Award Agreement”) is made by and between the Company and the Grantee. Capitalized terms not defined herein shall have the meaning ascribed to them in the WeWork Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”), the Performance Restricted Stock Unit Grant Notice attached as the facing page(s) to this RSU Award Agreement (the “Grant Notice”), or the Vesting Schedule for Performance Restricted Stock Unit Grant (the “Vesting Schedule”), as applicable. References to this RSU Award Agreement shall also be deemed to include a reference to the Grant Notice and the Vesting Schedule, unless the context provides otherwise.
1.Grant of Restricted Stock Units. The Company hereby grants to the Grantee the maximum number of restricted stock units (the “RSUs”) as set forth in the Grant Notice, subject to all of the terms and conditions of this RSU Award Agreement and the Plan.
2.Vesting. The RSUs will become Vested RSUs (as defined in the Grant Notice) in accordance with the Vesting Schedule set forth on Exhibit A.
3.Settlement. Each RSU granted hereunder shall represent the right to receive one (1) share of the Company’s Common Stock (a “Share”). Each Share underlying a Vested RSU shall be issued to the Grantee within 10 business days following the applicable Vesting Date. The number of Shares deliverable hereunder upon each Vesting Date shall be rounded down to the nearest whole share (except in the case of the final vesting tranche).
4.Termination.
(a)Treatment Upon Termination.
(i)Qualifying Termination. In the event the Grantee incurs a Qualifying Termination (as defined below), (1) any portion of the RSUs (a) that is Earned pursuant to the Vesting Schedule as of the Termination Date (as defined below) but are not Vested RSUs as of the Termination Date and (b) that would have become Vested RSUs within the same calendar year as the Termination Date if the Grantee had continued in employment or continued providing services through the applicable date set forth in the Vesting Schedule, shall immediately become Vested RSUs as of the Termination Date, (2) any portion of the RSUs that are not Earned as of the Termination Date, or that are Earned but do not become Vested RSUs in accordance with the preceding subclause (1), shall be immediately forfeited by the Grantee and cancelled as of the Termination Date. For the avoidance of doubt, any portion of the RSUs that become Vested RSUs in connection with the Grantee’s Qualifying Termination in accordance with the preceding sentence shall be settled in accordance with Section 3 above.
(ii)Voluntary Resignation. In the event of the Grantee’s resignation without Good Reason (as defined below) at any time, any portion of the RSUs that are not Vested RSUs as of the Termination Date shall be immediately forfeited by the Grantee and cancelled as of the Termination Date.
(iii)Cause Termination. In the event the Grantee’s employment or other service relationship with the Company and all Affiliates thereof terminates for Cause at any time, all of the RSUs (to the extent not previously settled, and including any that have become

Vested RSUs) shall be immediately forfeited as of the Termination Date, or at such later time and on such conditions as may be affirmatively determined by the Administrator.
(b)No Obligation to Employ. Nothing in the Plan or this RSU Award Agreement shall confer on the Grantee any right to continue in the employ of, or other relationship with, the Company or any Affiliate of the Company, or limit in any way the right of the Company or any Affiliate of the Company to terminate the Grantee’s employment or other relationship at any time, with or without Cause.
(c)Definitions.
(i)“Good Reason” shall have the meaning ascribed to such term in the Grantee’s employment or service agreement with the Company or Affiliate thereof. If no such agreement is in effect for the Grantee, or such agreement does not contain a definition of such term, then “Good Reason” shall mean: (1) the requirement by the Company that the Grantee’s principal place of employment be relocated more than 50 miles from the city in which the Grantee’s principal place of employment is located as of the Grant Date; or (2) a material reduction in Grantee’s base salary, other than a reduction that is part of a broad-based reduction of base salary applicable to similarly situated employees of the Company or the Employer, as applicable. Good Reason shall not exist unless (a) the Company or the Employer, as applicable, has received written notice of such Good Reason from the Grantee within 30 days after the first occurrence of the alleged event of Good Reason, (b) the Company or the Employer, as applicable, does not cure within 30 days after receipt of such notice, and (c) the Grantee terminates employment for Good Reason within 90 days following the first occurrence of such event.
(ii)“Qualifying Termination” shall mean a termination of the Grantee’s employment: (1) by the Company without Cause, (2) by the Grantee for Good Reason, or (3) due to the Grantee’s death or Disability.
(iii)“Termination Date” shall mean the effective date on which a Grantee’s employment or other service relationship with the Company or an Affiliate of the Company terminates.
5.RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
6.Limitations on Issuance. The Shares issuable pursuant to this RSU Award Agreement may not be issued unless such issuance is in compliance with all applicable federal and state securities laws, as they are in effect on the date of issuance.
7.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this RSU Award Agreement, if the Grantee is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this RSU Award Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable law permits, this RSU Award Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
8.Tax Withholding. Prior to the issuance of the Shares pursuant to Section 3 of this RSU Award Agreement, the Grantee must pay or provide for any applicable federal, state and local withholding obligations of the Company (the amount of which is referred to herein as the “withholding obligation”). The Company may arrange a mandatory “sell to cover” on the Grantee’s behalf (without further authorization by the Grantee) or may retain the number of Shares with a Fair Market Value equal to the amount of taxes required to be withheld (“share withholding”) (without further authorization by the Grantee) to provide for payment of the withholding obligation upon issuance of the Shares; but in no event will the Company withhold Shares or “sell to cover” if such withholding would result in adverse accounting consequences to the Company. Notwithstanding anything to the contrary in the Plan or this RSU Award Agreement, if the Grantee is subject to Section 16 of the Exchange Act (pursuant to Rule 16a-2 promulgated thereunder) at the time that all or any portion of the RSUs become subject to tax of any kind (including, but not limited to, federal, state, local, or non-U.S. income or employment tax), then the Company shall satisfy the Grantee’s withholding obligation through share withholding. In case of share withholding or a “sell to cover,” the Company shall issue the net number of Shares to the Grantee by deducting the Shares retained from the Shares issuable pursuant to this RSU Award Agreement. For the avoidance of doubt, any share withholding or “sell to cover” shall, to the extent applicable, be carried out in accordance with Treas. Reg. § 1.409A-3(j)(4)(vi) or (xi).
9.Issuance of Shares. The Company shall issue the Shares issuable pursuant to this RSU Award Agreement registered in the name of the Grantee, the Grantee’s authorized assignee, or the Grantee’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends, if any, affixed thereto.
10.Section 409A Compliance. The intent of the parties is that payments and benefits under this RSU Award Agreement are intended to qualify under the short-term deferral exception to Section 409A of the Code, and accordingly, to the maximum extent permitted, this RSU Award Agreement shall be interpreted and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, the Grantee shall not be considered to have terminated employment with the Company for purposes of any payments under this RSU Award Agreement which are subject to Section 409A of the Code until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this RSU Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this RSU Award Agreement or any other arrangement between the Grantee and the Company during the six-month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death). The Company makes no representation that any or all of the payments described in this RSU Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
11.Compliance with Laws and Regulations. The issuance and transfer of Shares pursuant to this RSU Award Agreement shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of such issuance or transfer. The Grantee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

12.Nontransferability of RSUs. The RSUs granted hereunder may not be transferred in any manner other than by will, by the laws of descent and distribution or by instrument to a testamentary trust in which the RSUs are to be passed to beneficiaries upon the death of the trustor (settlor) or a revocable trust, or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e). The terms of this RSU Award Agreement shall be binding upon the executors, administrators, successors and assigns of the Grantee.
13.Rights as a Stockholder. The Grantee shall not have any of the rights of a stockholder with respect to any Shares including any voting rights or any rights to dividends or other distributions (or equivalent or related payments), unless and until Shares are issued to the Grantee. Subject to the terms and conditions of this RSU Award Agreement, the Grantee will have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Shares are issued to the Grantee pursuant to Section 3 of this RSU Award Agreement, until such time as the Grantee disposes of the Shares.
14.Restrictions. In the event the Shares are no longer registered with the Securities and Exchange Commission (as determined by the Administrator), any Shares acquired in respect of the RSUs shall be subject to such terms and conditions as the Administrator shall determine, including, without limitation, restrictions on transferability, repurchase rights in favor of the Company, the right of the Company to require that Shares be transferred in the event of certain transactions, rights of first refusal, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be additional to those contained in the Plan and may, as determined by the Administrator, be contained in a stockholders’ agreement or in such other agreement as the Administrator shall determine, in each case in a form determined by the Administrator. The Administrator may condition the issuance of such Shares on the Grantee’s consent to such terms and conditions and the Grantee’s entering into such agreement or agreements.
15.Insider Trading Policies and Laws. The Grantee shall comply with the Company’s insider trading policy and code of conduct (or related policies) as may be adopted or amended from time to time by the Board (or a duly authorized committee thereof). In addition, the Grantee shall comply with any applicable insider trading restrictions under securities laws, market abuse laws and/or other similar laws in the United States and in the Grantee’s country of residence (if different).
16.General Provisions.
(a)Interpretation. Any dispute regarding the interpretation of this RSU Award Agreement shall be submitted by the Grantee or the Company to the Administrator for review. The resolution of such a dispute by the Administrator shall be final and binding on the Company and the Grantee.
(b)Entire RSU Award Agreement. This RSU Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior undertakings and agreements with respect to such subject matter.
17.Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this RSU Award Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this RSU Award Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time an electronic confirmation of receipt is received, if delivery is by email; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United

States mail by certified mail (return receipt requested) for United States deliveries. Any notice for delivery outside the United States will be sent by email, facsimile or by express courier. Any notice not delivered personally or by email will be sent with postage and/or other charges prepaid and properly addressed to the Grantee at the last known address on the books of the Company, or at such other address as such other party may designate by one of the indicated means of notice herein to the other parties hereto or, in the case of the Company, to it at its principal place of business. Notices to the Company will be marked “Attention: Chief Legal Officer.”
18.Successors and Assigns. The Company may assign any of its rights under this RSU Award Agreement. This RSU Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this RSU Award Agreement shall be binding upon the Grantee and the Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.
19.Governing Law. This RSU Award Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.
20.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this RSU Award Agreement.
21.Titles and Headings. The titles, captions and headings of this RSU Award Agreement are included for ease of reference only and will be disregarded in interpreting or construing this RSU Award Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this RSU Award Agreement.
22.Counterparts. This RSU Award Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
23.Severability. If any provision of this RSU Award Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this RSU Award Agreement and the remainder of this RSU Award Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this RSU Award Agreement. Notwithstanding the forgoing, if the value of this RSU Award Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.
24.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto, except for any amendment or modification (i) made in connection with a Change in Control or a Change in Capitalization in accordance with the Plan, (ii) that the Administrator determines would not materially impair the rights of the Grantee under this RSU Award Agreement, or (iii) that the Administrator determines is required to satisfy any law or regulation.